Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Amends and Restates Credit Facility
HOUSTON, August 10, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today announced that its wholly owned operating subsidiary NRP (Operating) LLC has completed an amendment and restatement of its $300 million revolving credit facility.
As amended and restated, the revolving credit facility will mature in August 2016. The amendment also includes an option to increase the borrowing capacity under the credit facility up to a maximum of $500 million under the same terms.
“With our credit facility set to mature in March of 2012, we are pleased to amend and restate the facility, extending the term for an additional five years. The amended facility ensures that NRP will have sufficient liquidity and credit capacity to continue to make accretive acquisitions, and reflects our ability to access the capital markets as needed to grow our business,” said Dwight Dunlap, Chief Financial Officer of Natural Resource Partners, L.P.
Citigroup Global Markets, Inc. and Wells Fargo Securities, LLC served as joint lead arrangers and joint bookrunners for the amended facility.
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
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